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                                                                    Exhibit 99.1
[ENCOMPASS LOGO APPEARS HERE]

                                                    Encompass Services
                                                    Corporation
                                                    3 Greenway Plaza, Suite 2000
                                                    Houston, Texas 77046
                                                    Phone: 713-860-0100
                                                    Fax: 713-960-8036
                                                    encompass.com


News Release

                   ENCOMPASS ANNOUNCES JOE IVEY'S RESIGNATION

HOUSTON, December 23, 2002--Encompass Services Corporation (Pink Sheets: ESVN) today announced that Joe Ivey, President and Chief Executive Officer, has resigned from the Company to pursue other interests. Hank Holland, Chief Operating Officer, will assume additional operational responsibilities as interim President of Encompass.

"On behalf of the Board of Directors, I would like to thank Joe for the dedication and commitment that he has shown to Encompass," said Michael Gries, Chairman and Chief Restructuring Officer. "Joe provided his leadership at a very critical time for this Company, and we sincerely appreciate all of his efforts."

Mr. Gries added, "Hank's experience with Encompass will be instrumental to me in managing the operational side of the business as we complete both the divestiture of non-core operations and continue to move forward with completing the restructuring plan."

"We expect to announce our plan of reorganization within the next 30 days. We have a core group of businesses with a long history of profitability and remain confident in their future prospects."

About Encompass Services Corporation

Encompass Services Corporation is one of the nation's largest providers of facilities systems and services. Encompass provides electrical technologies, mechanical services and cleaning systems to commercial, industrial and residential customers nationwide. Additional information and press releases about Encompass are available on the Company's web site at www.encompass.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company's results to differ materially from current expectations include: failure of the Company's senior lenders, bondholders or other constituencies to approve a plan of reorganization; failure by the Company's vendors to maintain existing credit terms; failure of the Company's customers to make payment on their normal terms; the level of demand for its services by multi-site customers; the level of interest rates, which affects demand for the Company's services and its


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interest expense; the potential impact of any acquisition, disposition, merger, joint venture or any other significant financial transactions that could occur in the future; working capital requirements; general economic conditions; as well as other factors listed in the Company's Form 10-K for the year ended December 31, 2001, as amended, and its most recent Form 10-Q.

CONTACT:

Joele Frank, Wilkinson Brimmer Katcher
Andy Brimmer or Laura Smith, 212/355-4449




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